Exhibit 99.1

Contact:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. (713) 993-4614

SANDERS MORRIS HARRIS GROUP

REPORTS SECOND QUARTER RESULTS

HOUSTON – August 9, 2006 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) reported a net loss for the second quarter of $1.7 million or $0.09 per diluted share, compared to net income of $2.2 million or $0.12 per diluted share during the prior year quarter. The 2006 results include a goodwill impairment charge of $4.5 million before taxes related to its ownership of Charlotte Capital. Additionally, the Company’s fixed income division posted a pretax operating loss of $2.2 million in the quarter, prompting the Company to close most of its institutional fixed income operations in New York City during July 2006. Revenues during the 2006 quarter rose to $43.2 million from $30.5 million during the second quarter of 2005.

“Absent the goodwill impairment charge and the losses from our fixed income division, our earnings for the quarter would have been $0.12 per diluted share,” noted Ben T. Morris, Chief Executive Officer. “Our core investment banking and asset management units performed well during the quarter. On the other hand, the decline in the overall stock market during the second quarter of 2006 had a negative impact on the value of our merchant investment holdings.”

The Company noted that its third quarter investment banking revenues to date are significantly above budget and that the conversion of assets at its 51% owned Edelman Financial Services unit from a commission to a fee base had topped $1 billion. The Company hopes to exceed $2 billion of fee-based assets at Edelman by the first quarter of 2007, resulting in a substantial increase in its revenues from these accounts.

Earnings for the first six months of 2006 were $1.1 million, or $0.05 per diluted share, compared to $4.1 million, or $0.21 per diluted share during the first half of 2005. Revenues totaled $86.6 million during the first six months of 2006, compared to $56.8 million during the same period in 2005.

Separately, the Company announced the election of Gordon F. Stone to its Board of Directors. Mr. Stone is a partner with Endowment Capital Group, LLC, which owns 1,547,185 shares of Sanders Morris Harris Group’s common stock.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages more than $11 billion in client assets. It is the largest investment banking firm headquartered in the Southwest and provides a full range of asset and wealth management services and investment banking services including underwriting of private placements and public offerings of equity and debt securities, as well as financial advisory services. It also offers institutional equity sales, trading, and research, as well as prime brokerage services for hedge funds and fixed income securities sales and trading. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Salient Partners, Salient Trust Co. LTA, SMH Capital Advisors, Select Sports Group, and The Edelman Financial Center. Sanders Morris Harris Group has more than 550 employees in 20 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the company’s services; and (12) litigation and securities law liabilities. The company does not undertake any obligation to update or revise any forward-looking statement.

# # #

SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except per share amounts) (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Net income (loss) calculation:
Revenues	$86,614	$56,839	$43,171	$30,499
Expenses	84,414	50,756	45,182	26,605

Net	2,200	6,083	(2,011)	3,894
Equity in income of limited partnerships	2,573	2,402	748	706
Minority interests	(3,022)	(1,625)	(1,624)	(828)

Income (loss) before income taxes	1,751	6,860	(2,887)	3,772
(Provision) benefit for income taxes	(693)	(2,802)	1,184	(1,546)

Net income (loss)	$1,058	$4,058	$(1,703)	$2,226

Earnings (loss) per share:
Basic	$0.06	$0.22	$(0.09)	$0.12

Diluted	$0.05	$0.21	$(0.09)	$0.12

Weighted average shares outstanding:
Basic	19,054,114	18,455,976	19,118,912	18,605,636
Diluted	19,531,875	19,086,352	19,580,799	19,209,037

Balance sheet data:
Cash and cash equivalents(1)			$10,670	$14,284
Other tangible net assets			64,967	52,193

Tangible net assets			75,637	66,477

Shareholders’ equity			$155,646	$150,884

(1)	Tangible net assets represent the total assets of the Company, (except for goodwill), net of liabilities, and minority interests. The Company believes that tangible net assets are an important measure of the Company’s financial condition.

# # #